EXHIBIT 99.1

Edesa Biotech Reports Fiscal 3rd Quarter 2026 Results

TORONTO, Aug. 13, 2026 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today reported financial results for the three and nine months ended June 30, 2026 and provided an update on its business.

During the third quarter, Edesa completed preparations for its Phase 2 clinical study of EB06 (an anti-CXCL10 monoclonal antibody) in patients with moderate-to-severe nonsegmental vitiligo. Subsequent to quarter-end, the company began activating its first investigational sites and expects recruitment to begin in the coming weeks in Canada, with additional jurisdictions to follow, subject to regulatory approval and administrative filings. In its respiratory program, the company conducted additional exploratory analyses to evaluate paridiprubart’s effect in ARDS patients with concurrent acute kidney injury (AKI). In this population, paridiprubart plus standard of care treatment was associated with significant mortality reductions supported by concordant improvements in the kidney-specific MAKE30 composite endpoint. Edesa continues to evaluate potential regulatory pathways in major markets while advancing strategic discussions for the program.

"Our third quarter marked an important operational inflection point for Edesa, with the completion of preparations for our Phase 2 vitiligo study keeping us on track for initial enrollment in the coming weeks," said Par Nijhawan, MD, Chief Executive Officer of Edesa. "In addition, the positive exploratory data in patients with acute kidney injury further reinforce the versatility of paridiprubart and support our engagement with potential partners as we advance late-stage development and evaluate future commercialization pathways."

Edesa’s Chief Financial Officer Peter Weiler said third quarter results tracked to the company’s operating plan, with spending beginning to shift from preparatory activities toward clinical trial execution. “We are prioritizing execution of the EB06 Phase 2 study while continuing to support regulatory, manufacturing and business development activities for paridiprubart,” he said.

Financial Results for the Three Months Ended June 30, 2026

Total operating expenses increased by $3.6 million to $5.5 million for the three months ended June 30, 2026 compared to $1.9 million for the same period last year:

  Research and development expenses increased by $3.1 million to $4.0 million for the three months ended June 30, 2026 compared to $0.9 million for the same period last year primarily due to increased expenses for manufacturing-related activities and other preparations for the planned Phase 2 clinical study of EB06 in vitiligo patients, as well as increased unallocated research costs, which were partially offset by decreased expenditures for the company’s paridiprubart program.
  General and administrative expenses increased by $0.6 million to $1.6 million for the three months ended June 30, 2026 compared to $1.0 million for the same period last year primarily due to increases in noncash share-based compensation and professional fees.

Total other income decreased by approximately $42,000 to $112,000 for the three months ended June 30, 2026 compared to $154,000 for the same period last year, primarily due to a decrease in reimbursement funding from the Canadian government's Strategic Response Fund, which was partially offset by a favorable impact from foreign currency exchange.

For the quarter ended June 30, 2026, Edesa reported a net loss of $5.4 million, or $0.60 per common share, compared to a net loss of $1.7 million, or $0.25 per common share, for the quarter ended June 30, 2025.

Financial Results for the Nine Months Ended June 30, 2026

Total operating expenses increased by $6.8 million to $12.2 million for the nine months ended June 30, 2026 compared to $5.4 million for the same period last year:

  Research and development expenses increased by $5.4 million to $7.8 million for the nine months ended June 30, 2026 compared to $2.4 million for the same period last year primarily due to increased expenses for manufacturing-related activities and other preparations for the planned Phase 2 clinical study of EB06 in vitiligo patients, as well as increased unallocated research costs, which were partially offset by decreased expenditures for the company’s paridiprubart program.
  General and administrative expenses increased by $1.3 million to $4.3 million for the nine months ended June 30, 2026 compared to $3.0 million for the same period last year primarily due to increases in noncash share-based compensation and professional fees.

Total other income decreased by $200,000 to $285,000 for the nine months ended June 30, 2026 compared to $485,000 for the same period last year, primarily due to a decrease in reimbursement funding from the Canadian government's Strategic Response Fund, which was partially offset by a favorable impact from foreign currency exchange.

For the nine months ended June 30, 2026, Edesa reported a net loss of $11.9 million, or $1.40 per common share, compared to a net loss of $5.0 million, or $0.95 per common share, for the nine months ended June 30, 2025.

Working Capital

At June 30, 2026, Edesa had cash and cash equivalents of $10.3 million and working capital of $6.9 million.

Calendar

Edesa management is scheduled to participate in the H.C. Wainwright 28th Annual Global Investment Conference to be held September 12-13, 2026 in New York, NY. Attendees interested in meeting with company representatives can request meetings through the conference organizers or by contacting Edesa directly at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is paridiprubart, which is being developed as a potential treatment for Acute Respiratory Distress Syndrome (ARDS), a life-threatening form of respiratory failure. The paridiprubart program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset, and is currently being evaluated in a U.S. government-funded platform study. Edesa is also pursuing additional uses for paridiprubart. Sign up for news alerts. Connect with us on X and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company's plans and expectations regarding the conduct of its Phase 2 clinical study of EB06 in vitiligo patients; the company's expectation that patient recruitment and enrollment will commence in the coming weeks in Canada, with additional jurisdictions to follow, subject to regulatory approvals and any required administrative filings; the company's belief that findings from its exploratory analyses in ARDS patients with acute kidney injury at baseline further support the therapeutic potential of paridiprubart; the company's plans to evaluate potential regulatory pathways for paridiprubart in major markets; the company's plans to engage in strategic and business development discussions regarding paridiprubart, including with potential partners, and the potential outcomes of such discussions; the company's plans to advance paridiprubart through late-stage development and evaluate future commercialization opportunities; the company's belief that the third quarter represented an important operational milestone for the company; the company's expectations regarding the shift in spending from preparatory activities toward clinical trial execution and the composition of its operating expenses; the company's plans regarding capital allocation, including prioritizing execution of the Phase 2 EB06 study while continuing to support regulatory and business development activities for paridiprubart; and the company's timing and plans regarding its clinical programs in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:
Gary Koppenjan
Edesa Biotech, Inc.
investors@edesabiotech.com

Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Expenses:
Research and development	3,957,875	939,067	$7,849,690	$2,443,191
General and administrative	1,561,674	964,676	4,308,236	2,998,127

Loss from operations	(5,519,549)	(1,903,743)	(12,157,926)	(5,441,318)

Other Income (Loss):
Reimbursement grant income	107,368	183,281	276,021	536,744
Other income (loss)	111,938	154,279	285,114	484,953

Loss before income taxes	(5,407,611)	(1,749,464)	(11,872,812)	(4,956,365)

Income tax expense	-	-	800	800

Net loss	(5,407,611)	(1,749,464)	(11,873,612)	(4,957,165)

Exchange differences on translation	27,548	164,611	7,230	119,536

Net comprehensive loss	$(5,380,063)	$(1,584,853)	$(11,866,382)	$(4,837,629)

Weighted average number of common shares	9,007,474	7,022,678	8,504,968	5,217,343

Loss per common share - basic and diluted	$(0.60)	$(0.25)	$(1.40)	$(0.95)

Condensed Interim Consolidated Balance Sheets
(Unaudited)

	June 30, 2026	September 30, 2025

Assets:
Cash and cash equivalents	$10,332,520	$10,792,172
Other current assets	447,758	720,704
Non-current assets	1,940,917	2,017,642

Total Assets	$12,721,195	$13,530,518

Liabilities and shareholders' equity:
Current liabilities	$3,910,041	$1,078,536
Shareholders' equity	8,811,154	12,451,982

Total liabilities and shareholders' equity	$12,721,195	$13,530,518

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	June 30, 2026	June 30, 2025

Cash flows from operating activities:
Net loss	$(11,873,612)	$(4,957,165)
Adjustments for non-cash items	1,509,154	418,622
Change in working capital items	3,177,829	(1,062,725)

Net cash used in operating activities	(7,186,629)	(5,601,268)

Net cash provided by financing activities	6,793,376	16,844,415

Effect of exchange rate changes on cash and cash equivalents	(66,399)	81,223

Net change in cash and cash equivalents	(459,652)	11,324,370
Cash and cash equivalents, beginning of period	10,792,172	1,037,320

Cash and cash equivalents, end of period	$10,332,520	$12,361,690